FOR IMMEDIATE RELEASE	Contacts:
Investors: Michael Weitz 203-352-8642
Media: Tara Carraro 203-352-8625

WWE® Reports 2013 First Quarter Results

STAMFORD, Conn., May 2, 2013 - WWE (NYSE:WWE) today announced financial results for its first quarter ended March 31, 2013. Revenues totaled $124.0 million as compared to $123.1 million in the prior year quarter. Operating income was $6.1 million as compared to $16.0 million in the prior year quarter. Net income was $3.0 million, or $0.04 per share, as compared to $15.3 million, or $0.20 per share, in the prior year quarter. Excluding items that impacted comparability on a year-over-year basis, Adjusted Operating income was $7.4 million as compared to $16.8 million in the prior year quarter, and Adjusted Net income was $3.9 million, or $0.05 per share, as compared to $11.7 million, or $0.16 per share, in the prior year quarter. On an "As Reported" basis, the performance of a recent movie release resulted in increased film impairment charges, which were a significant component of the decline in first quarter earnings. Excluding the impact of these charges and a net positive impact from the transition to a new video game licensee, the decline in Adjusted Operating income reflected investments in content production, including talent and staff costs, lower profits from Home Entertainment and lower sales of licensed products. The investments support the company's long-term growth objectives. "Adjusted" earnings also declined due to an increase in the effective tax-rate.
“In the first quarter, our performance reflected investments to enhance our brand strength, which we view as a critical determinant of our long-term growth,” stated Vince McMahon, Chairman and Chief Executive Officer. “Operating metrics such as pay-per-view buys and live event attendance, which are key leading indicators, continued to show improvement. Demonstrating the ongoing demand for WWE content, we successfully staged WrestleMania in April, which attracted more than 80,000 fans and is expected to deliver more than one million pay-per-view buys globally, ranking the event as the highest grossing and most profitable pay-per-view event in our history. Looking ahead, we are confident that we can leverage this demand to transform our business."
“Several anticipated factors contributed to the decline in our first quarter OIBDA results, which - while down - were essentially in-line with our guidance. These factors included investments in our content production and talent, lower profits from home entertainment and weakness in international licensing sales," added George Barrios, Chief Financial Officer. "Based on our assessment of these factors, we continue to believe that our results, excluding the impact of the film impairment associated with Dead Man Down, will fall within the range previously communicated, which was 'plus or minus 10 percent' from our 2012 OIBDA results."
Comparability of Results
During the three months ended March 31, 2013, we changed our measure of segment profit (loss) to operating income (loss) before depreciation and amortization ("OIBDA"). We believe the presentation of OIBDA is useful for investors because it allows them to view WWE's segment performance in the same manner as the primary method used by management to evaluate performance and to make decisions on the allocation of resources. The Company defines OIBDA as operating income (loss) before depreciation and amortization, excluding feature film amortization and film impairments. A portion of selling, general and administrative expenses is included in our reported segments. Unallocated SG&A, as shown herein, includes certain SG&A expenses that are not allocated to our reported segments, and corporate overhead. In describing WWE's overall results, the calculation of "OIBDA" generates the same results previously described by the Company's definition of "EBITDA." (Additional information on the definition and use of "OIBDA" can be found in our Form 10-Q filing with the SEC.)

Our OIBDA results for the first quarter 2013 included a $4.7 million film impairment charge and an approximate $3.4 million positive impact from the transition of our video game to a new licensee. Results for the prior year quarter included a $0.8 million film impairment charge and a $4.1 million benefit due to previously unrecognized tax benefits. In order to facilitate an analysis of our financial results on a more comparable basis, where noted, we have adjusted our results to exclude these items. (See Schedule of Adjustments in Supplemental Information). The operating results above also include network-related operating expenses of $2.6 million in the current year quarter and $2.1 million in the prior year quarter, which were not adjusted in the aforementioned schedules.
Three Months Ended March 31, 2013 - Results by Region and Business Segment
Revenues of $124.0 million were essentially flat to the prior year quarter as growth from North America was offset by declines across WWE's international markets. Revenues from North America increased 5% from the prior year quarter predominantly due to the licensing of new television programs and digital content, the strong performance of our Pay-Per-View operations, and an increase in the number of domestic live events, which more than offset lower revenues from our movie business. Revenues from outside North America declined 13% primarily due to an anticipated reduction in the number of live events, lower revenue from home entertainment, as well as weaker sales of licensed products.
The following tables reflect net revenues by region and by business segment (in millions):

	Three Months Ended
	March 31, 2013	March 31, 2012
Net Revenues By Region:
North America	$97.8	$93.0
Europe/Middle East/Africa (EMEA)	16.3	18.0
Asia Pacific (APAC)	7.9	8.5
Latin America	2.0	3.6
Total net revenues	$124.0	$123.1

	Three Months Ended
	March 31, 2013	March 31, 2012
Net Revenues By Business Segment:
Live and Televised Entertainment	$79.9	$75.7
Consumer Products	33.2	35.5
Digital Media	9.0	7.1
WWE Studios	1.9	4.8
Total net revenues	$124.0	$123.1
Live and Televised Entertainment
Revenues from our Live and Televised Entertainment businesses increased 6% to $79.9 million primarily due to the expansion of rights fees from the production and licensing of our television programs and, to a lesser extent, from an increase in Pay-Per-View revenue as described below.

•
Live Event revenues declined 5% to $21.0 million reflecting the timing of our Fan Axxess events, which are held annually in conjunction with WrestleMania (Fan Axxess events occurred primarily in the first quarter 2012 vs. the second quarter 2013). Excluding the impact of Fan Axxess, Live Event revenues increased slightly as an increase in the number of events in North America was nearly offset by a reduction in the number of international events and relatively weaker performance from those events.

•
There were 80 total events, including 77 events in North America and 3 events in international markets, in the current quarter as compared to 75 events, including 69 events in North America and 6 events in international markets in the prior year quarter.

•
North American events generated revenues of $20.0 million as compared to $18.9 million in the prior year quarter. The revenue growth of $1.1 million reflected the scheduling of 8 additional events in the period, partially offset by the timing of Fan Axxess, which added $1.6 million in revenue to the prior year quarter. In addition, average attendance increased 3% to approximately 6,400 and average ticket prices increased 2% to $39.40.

•
International events generated revenues of $1.0 million as compared to $3.3 million in the prior year quarter, reflecting a 50% decline in the number of events, with 3 fewer events in the period. In addition, average ticket prices declined 34% to $82.51 and average attendance declined 26% to approximately 2,500 from 3,400 in the prior year quarter. The declines in average ticket price and average attendance were due to weak performance in Turkey and Qatar, which are emerging WWE markets, as compared to the prior year quarter, which included an especially strong three-event tour in Abu-Dhabi.

•
Pay-Per-View revenues increased 12% to $15.1 million as compared to $13.5 million in the prior year quarter reflecting the performance of our Royal Rumble and Elimination Chamber pay-per-views. Buys for these events increased 17% from the prior year quarter, demonstrating their creative strength and audience appeal. Additionally, the average revenue per buy increased 5% from the prior year quarter due, in part, to an increased proportion of buys to view our events in high definition, which generally attracts higher retail prices. Increases in the number of buys and revenue per buy, however, were partially offset by lower buys for events in prior periods.

The details for the number of buys (in 000s) are as follows:

		Three Months Ended
Broadcast Month	Events (in chronological order)	March 31, 2013	March 31, 2012
January	Royal Rumble®	512	443
February	Elimination Chamber™	213	178

Prior events		20	64
	Total	745	685

•
Television revenues increased 15% to $37.5 million from $32.5 million in the prior year quarter primarily due to the production and licensing of new programs. During the latter half of 2012, an additional hour of Raw was licensed to the USA Network, a new original series, the WWE Main Event, was licensed to ION Television, and a Saturday morning kids' show, WWE Saturday Morning Slam, was introduced on The CW Network. Growth also reflected, to a lesser degree, contractual increases for our existing programs both domestically and internationally.

•
Venue Merchandise revenues of $5.1 million were essentially flat to the prior year quarter. Increased sales of merchandise at our domestic events were offset by the impact of our Fan Axxess activities in the prior year quarter. Total domestic paid attendance increased 21% while per capita merchandise sales at those events increased 6% to $10.29 in the current year quarter.

Consumer Products
Revenues from our Consumer Products businesses decreased 6% to $33.2 million from $35.5 million in the prior year quarter, primarily due to declines in our Home Entertainment business as described below.

•
Home Entertainment net revenues were $7.0 million as compared to $9.2 million in the prior year quarter. The 24% decline reflected a reduction in revenue from our international licensing activities and adjustments to prior period sell through estimates. Revenue from our international licensing activities declined by approximately $1.3 million due to the recognition of greater minimum guarantees in the prior year quarter. Domestic home entertainment revenue fell approximately $0.9 million, or 13%, as a 47% increase in shipments to over 1.2 million units was more than offset by a net $3.3 million impact from prior period sell through adjustments. The quarter included an unfavorable adjustment for lower than anticipated sales of prior period releases compared to a positive adjustment in the prior year quarter. The average price per unit of $9.52 remained essentially unchanged from the prior year quarter.

•
Licensing revenues of $24.0 million were essentially unchanged from the prior year quarter. Revenue in the quarter reflected a $2.1 million positive impact associated with the bankruptcy of our former video game licensee, THQ, and the transition to a new video game licensee, Take-Two Interactive. This positive impact was offset by lower revenue from video game, toys and other products, with the aggregate decline coming from our international markets. Excluding the impact of the video game transition, estimated sales of our video game declined approximately 12% with a corresponding reduction in average retail prices, and royalties from the sale of toy products declined approximately 6%, or $0.4 million, from the prior year quarter. In aggregate, excluding the impact of the video game transition, royalties from the sale of licensed products declined approximately 23%, or $2.2 million, in international markets.

As a result of THQ's bankruptcy, WWE did not collect or recognize a portion of anticipated royalties due in the first quarter. Therefore, despite the positive impact of the transition of our video game license on revenue and income in the first quarter, WWE incurred an estimated economic loss of approximately $3.0 million stemming from foregone video game receipts.

•	Magazine publishing net revenues increased 14% to $1.6 million predominantly from higher newsstand sales as well as higher advertising sales than in the prior year quarter.
Digital Media
Revenues from our Digital Media related businesses were $9.0 million as compared to $7.1 million in the prior year quarter, representing a 27% increase.

•
WWE.com revenues increased 41% to $5.5 million in the quarter due to higher sales of online advertising, including integrated cross-platform sales, as well as increased rights fees associated with the licensing of certain WWE content to Hulu Plus. The related programming agreement with Hulu commenced in September 2012.

•
WWEShop revenues increased 9% to $3.5 million in the quarter, primarily due to an 11% increase in the number of online merchandise sales to approximately 73,200 orders. The average revenue per order of $47.97 was essentially unchanged from the prior year quarter.

WWE Studios
WWE Studios recognized revenue of $1.9 million as compared to $4.8 million in the prior year quarter, reflecting differences in revenue recognition between the various distribution models of our movies. Although there were three feature films released in the current quarter (Dead Man Down, The Call and The Marine 3: Homefront), revenues for these movies will be recognized on a net basis as participation statements are received rather than upon release as was the case with our self-distributed movie, Bending the Rules, in the prior year quarter. In addition, the decline reflected the timing of results generated by our overall portfolio of movies. During the quarter, Dead Man Down generated lower domestic box office receipts than anticipated, resulting in a revised ultimate profit projection for that movie and a $4.7 million impairment charge. As a result, WWE Studios generated a loss of $5.0 million compared to a loss of $1.3 million in the prior year quarter, which included a $0.8 million film impairment charge. Excluding the impact of film impairment charges, the WWE Studios' movie portfolio generated a loss of $0.3 million compared to an adjusted loss of $0.5 million in the prior year quarter.
Unallocated SG&A
Unallocated SG&A expense was $30.6 million for the current year quarter as compared to $30.0 million in the prior year quarter. Increases in staff-related and consulting expenses primarily to support our network and content related initiatives were nearly offset by a reduction in bad debt expense. Network-related costs included in unallocated SG&A reached approximately $2.6 million compared to $2.1 million in the prior year quarter.
Operating Income Before Depreciation and Amortization (OIBDA)
OIBDA was $11.3 million in the quarter as compared to $20.0 million in the prior year quarter. The decline in OIBDA was primarily due to three anticipated factors: additional investment in content production, including guest talent and staff costs, lower profits from Home Entertainment and lower profits from international Licensing. Increases in our content-related expenses more than offset increased rights fees from the licensing of new television programs and digital content. The results of our Television and Digital Media businesses were essentially flat to the prior year quarter while the results of our Pay-Per-View business declined $1.3 million from the prior year quarter. The $3.9 million impact of film impairment charges ($4.7 million vs. $0.8 million in the prior year quarter) was nearly offset by an approximate $3.4 million positive impact to OIBDA associated with the termination of our video game license with THQ and the transition to a new video game licensee. The OIBDA margin was 9% in the quarter as compared to 16%

in the prior year quarter. Excluding the impact of film impairments and video game transition, Adjusted OIBDA was $12.6 million in the quarter as compared to $20.8 million in the prior year quarter. The adjusted OIBDA margin was 10% in the current quarter as compared to 17% in the prior year quarter. (See Schedules of Adjustments in Supplemental information).
Depreciation and amortization
Depreciation and amortization expense totaled $5.2 million for the current year quarter as compared to $4.0 million in the prior year quarter. The increase in depreciation and amortization expense derives from our investment in assets to support our efforts to launch a potential network.
Investment and Other (Expense) Income
Investment income, interest and other expense, net, yielded expense of $1.3 million compared to income of $0.5 million in the prior year quarter, reflecting incremental expenses associated with other non-income taxes and realized foreign exchange losses as compared to gains in the prior year quarter.
Effective tax rate
In the current quarter, the effective tax rate was 37% as compared to 7% in the prior year quarter. The 7% rate in the prior year quarter was primarily due to the recognition of a $4.1 million benefit related to previously unrecognized tax benefits.
Cash Flows
Net cash used in operating activities was $5.9 million for the three months ended March 31, 2013 as compared to $32.4 million generated by operating activities in the prior year quarter. This $38.3 million decrease was driven by an approximate $12.3 million reduction in operating performance, an $11.0 million increase in the annual payout of management incentive compensation (with the return to a more normalized level of management compensation in 2012), an $8.0 million impact due to the recognition of an advance associated with the termination of our video game license with THQ, and a $5.3 million increase in net tax payments. Additionally, changes in working capital associated with our international live event tours and pay-per-view events contributed to the decline in net cash flow provided by operating activities compared to the prior year quarter.

Purchases of property and equipment and other assets declined by $8.4 million from the prior year period, primarily due to lower investment in assets to support our efforts to create and distribute new content, including through a potential network.
Additional Information
Additional business metrics are made available to investors on a monthly basis on our corporate website - corporate.wwe.com.
Note: WWE will host a conference call on May 2, 2013 at 11:00 a.m. ET to discuss the Company's earnings results for the first quarter of 2013. All interested parties can access the conference call by dialing 855-993-1400 (conference ID: WWE). Please reserve a line 15 minutes prior to the start time of the conference call. A presentation that will be referenced during the call can be found at the Company website at corporate.wwe.com. A replay of the call will be available approximately three hours after the conference call concludes, and can be accessed at corporate.wwe.com.
About WWE
WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family friendly entertainment on its television programming, pay-per-view, digital media and publishing platforms. WWE programming is broadcast in more than 150 countries and 30 languages and reaches more than 650 million homes worldwide. The company is headquartered in Stamford, Conn., with offices in New York, Los Angeles, Miami, London, Mumbai, Shanghai, Singapore, Istanbul and Tokyo.

Additional information on WWE (NYSE: WWE) can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to www.wwe.com/worldwide/.

Trademarks: All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This press release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include, without limitation, risks relating to maintaining and renewing key agreements, including television and pay-per-view programming distribution agreements; the need for continually developing creative and entertaining programming; the continued importance of key performers and the services of Vincent McMahon; the conditions of the markets in which we compete and acceptance of the Company's brands, media and merchandise within those markets; our exposure to bad debt risk; uncertainties relating to regulatory and litigation matters; risks resulting from the highly competitive nature of our markets; uncertainties associated with international markets; the importance of protecting our intellectual property and complying with the intellectual property rights of others; risks associated with producing and traveling to and from our large live events, both domestically and internationally; the risk of accidents or injuries during our physically demanding events; risks relating to our film business; risks relating to increasing content production for distribution on various platforms, including the potential creation of a WWE Network; risks relating to our computer systems and online operations; risks relating to the large number of shares of common stock controlled by members of the McMahon family and the possibility of the sale of their stock by the McMahons or the perception of the possibility of such sales; the relatively small public float of our stock; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated. In addition, our dividend is dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends, general economic and competitive conditions and such other factors as our Board of Directors may consider relevant.

World Wrestling Entertainment, Inc.
Consolidated Income Statements
(In millions, except per share data)
(Unaudited)

	Three Months Ended
	March 31, 2013	March 31, 2012
Net revenues	$124.0	$123.1

Cost of revenues	74.9	68.4
Selling, general and administrative expenses	37.8	34.7
Depreciation and amortization	5.2	4.0
Operating income	6.1	16.0
Investment income, net	0.4	0.5
Interest expense	(0.4)	(0.5)
Other (expense) income, net	(1.3)	0.5

Income before income taxes	4.8	16.5
Provision for income taxes	1.8	1.2
Net income	$3.0	$15.3
Earnings per share:
Basic	$0.04	$0.21
Diluted	$0.04	$0.20
Weighted average common shares outstanding:
Basic	74.8	74.5
Diluted	75.2	74.8

World Wrestling Entertainment, Inc.
Consolidated Balance Sheets
(In millions)
(Unaudited)

	As of
	March 31, 2013	December 31, 2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$46.3	$66.0
Short-term investments, net	86.0	86.3
Accounts receivable, net	54.8	50.7
Inventory	3.1	1.8
Deferred income tax assets	14.0	14.4
Prepaid expenses and other current assets	17.3	15.3
Total current assets	221.5	234.5
PROPERTY AND EQUIPMENT, NET	102.2	102.2
FEATURE FILM PRODUCTION ASSETS, NET	20.6	23.7
TELEVISION PRODUCTION ASSETS	7.0	6.3
INVESTMENT SECURITIES	5.2	5.2
OTHER ASSETS	9.4	9.5
TOTAL ASSETS	$365.9	$381.4
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$43.5	$49.0
Deferred income	23.1	28.6
Total current liabilities	66.6	77.6
NON-CURRENT INCOME TAX LIABILITIES	9.2	9.1
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Class A common stock	0.3	0.3
Class B convertible common stock	0.5	0.5
Additional paid-in capital	343.2	341.7
Accumulated other comprehensive income	3.9	4.0
Accumulated deficit	(57.8)	(51.8)
Total stockholders’ equity	290.1	294.7
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$365.9	$381.4

World Wrestling Entertainment, Inc.
Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Three Months Ended
	March 31, 2013	March 31, 2012
OPERATING ACTIVITIES:
Net income	$3.0	$15.3
Adjustments to reconcile net income to net cash (used in)/provided by operating activities:
Amortization and impairments of feature film production assets	6.1	4.6
Depreciation and amortization	5.2	3.9
Amortization of bond premium	0.5	0.6
Amortization of debt issuance costs	0.2	0.2
Stock-based compensation	1.2	0.7
(Recovery from) provision for doubtful accounts	(0.3)	0.8
Services provided in exchange for equity instruments	(0.2)	—
Loss on disposal of property and equipment	0.4	0.1
Provision (benefit) for deferred income taxes	0.5	(2.5)
Cash (used in)/provided by changes in operating assets and liabilities:
Accounts receivable	(3.7)	6.4
Inventory	(1.3)	0.1
Prepaid expenses and other assets	(2.5)	(3.4)
Feature film production assets	(0.8)	(0.6)
Television production assets	(0.6)	(3.1)
Accounts payable and accrued expenses	(8.1)	4.7
Deferred income	(5.5)	4.6
Net cash (used in)/provided by operating activities	(5.9)	32.4
INVESTING ACTIVITIES:
Purchases of property and equipment and other assets	(4.9)	(13.3)
Purchases of short-term investments	(9.0)	(7.8)
Proceeds from sales and maturities of investments	8.8	5.5
Net cash used in investing activities	(5.1)	(15.6)
FINANCING ACTIVITIES:
Repayment of long-term debt	—	(0.3)
Dividends paid	(9.0)	(8.9)
Issuance of stock, net	0.3	0.4
Net cash used in financing activities	(8.7)	(8.8)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(19.7)	8.0
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	66.0	52.5
CASH AND CASH EQUIVALENTS, END OF PERIOD	$46.3	$60.5
NON-CASH INVESTING AND FINANCING TRANSACTIONS:
Non-cash purchase of property and equipment and other assets	$1.8	$1.4

World Wrestling Entertainment, Inc.
Supplemental Information – Schedule of Adjustments
(In millions, except per share data)
(Unaudited)

	Three Months Ended March 31, 2013				Three Months Ended March 31, 2012
	As Reported	Film Impairment	Video Game Transition	Adjusted	As Reported	Film Impairment	Tax Benefit	Adjusted
Operating income (loss)	$6.1	$4.7	$(3.4)	$7.4	$16.0	$0.8	$—	$16.8

Investment, interest and other (expense) income, net	(1.3)	—	—	(1.3)	0.5	—	—	0.5

Income before taxes	4.8	4.7	(3.4)	6.1	16.5	0.8	—	17.3

(Provision) benefit for taxes	(1.8)	(1.6)	1.2	(2.2)	(1.2)	(0.3)	(4.1)	(5.6)

Net income (loss)	$3.0	$3.1	$(2.2)	$3.9	$15.3	$0.5	$(4.1)	$11.7

Earnings per share	$0.04	$0.04	$(0.03)	$0.05	$0.20	$0.01	$(0.05)	$0.16

Reconciliation of operating income to OIBDA
Operating income	$6.1	$4.7	$(3.4)	$7.4	$16.0	$0.8	$—	$16.8
Depreciation & amortization	5.2	—	—	5.2	4.0	—	—	4.0
OIBDA	$11.3	$4.7	$(3.4)	$12.6	$20.0	$0.8	$—	$20.8

Non-GAAP Measures:

Adjusted OIBDA, Adjusted Operating income, Adjusted Net income and Adjusted Earnings per share exclude certain material items, which otherwise would impact the comparability of results between periods. These should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

We define OIBDA as operating income before depreciation and amortization, excluding feature film amortization, and film impairments. OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. A limitation of OIBDA is that it excludes depreciation and amortization, which represents the periodic charge for certain fixed assets and intangible assets used in generating revenues for our business. OIBDA should not be regarded as an alternative to operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.

World Wrestling Entertainment, Inc.
Supplemental Information - Free Cash Flow
(In millions)
(Unaudited)

	Three Months Ended
	March 31, 2013	March 31, 2012
Net cash provided by operating activities	$(5.9)	$32.4

Less cash used for capital expenditures:
Purchase of property and equipment and other assets	(4.9)	(13.3)

Free Cash Flow	$(10.8)	$19.1

Non-GAAP Measure:
We define Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash our continuing business is generating after capital expenditures, available for reinvesting in the business and for payment of dividends.